                                                                   EXHIBIT 10.29

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                           UNDER 17 C.F.R. SECTION 200.80(b)(4),
                                                            200.83 and 240.24b-2


                        AMENDMENT TO PRODUCT DEVELOPMENT
                         AND COMMERCIALIZATION AGREEMENT

     THIS AMENDMENT TO PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the "Amendment") is made and entered into as of the date of mutual execution by the parties (the "Mutual Execution Date") and retroactively effective as of August 13, 2000 (the "Amendment Effective Date"), by and between ARADIGM CORPORATION, a California corporation having its principal place of business at 3929 Point Eden Way, Hayward, California 94545 ("Aradigm"), and SMITHKLINE BEECHAM, PLC, a United Kingdom corporation having its principal place of business at New Horizons Court, Brentford, Middlesex, TW8 9EP England ("SB"), in order to amend certain terms and provisions of the Product Development And Commercialization Agreement dated as of September 30, 1997 (the "Agreement") between Aradigm and SB. Aradigm and SB may be referred to herein as a "Party," or, collectively, as "Parties."

                                    RECITALS

     WHEREAS, Aradigm and SB are Parties to the Agreement, pursuant to which they entered into a collaborative relationship to complete human clinical development and obtain necessary regulatory approvals for the AERx PAIN MANAGEMENT SYSTEM for use in delivering ANALGESIC DRUGS via inhalation to treat pain, and Aradigm granted SB the exclusive license under ARADIGM PATENTS and INFORMATION to use, import, market, offer for sale and sell, solely in the TERRITORY and solely for use in the FIELD, the AERx SYSTEMS, AERx DEVICES, DRUG PRODUCTS and ACCESSORIES; and

     WHEREAS, Aradigm and SB desire to amend the Agreement to implement certain changes regarding development and commercialization efforts under the Agreement; and

     WHEREAS, to accomplish the foregoing and certain other changes to the Agreement, the Parties desire to amend the terms of the Agreement as provided in this Amendment.

     NOW, THEREFORE, the Parties agree as follows:

1.   AMENDMENT OF THE AGREEMENT.

     The Parties hereby agree to amend the Agreement as provided below. To the extent that the Agreement is explicitly amended by this Amendment, the terms of the Amendment will control where the terms of the Agreement are contrary to or conflict with the following provisions. Where the Agreement is not explicitly amended, the terms of the Agreement will remain in force. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are defined in the Agreement, provided that it is understood that, the term DEVELOPMENT as applied to activities to be assumed by Aradigm under this Amendment shall include those activities as defined in the Agreement as well as pre-commercialization DEVELOPMENT activities, control over the conduct of marketing research, formulation of launch strategy, establishment of trademark, and establishment of packaging design for the AERx SYSTEMS, AERx DEVICES, DRUG PRODUCTS and ACCESSORIES.

2.   CONTROL OF DEVELOPMENT.

     2.1 TERMINATION OF DEVELOPMENT COMMITTEE. The Parties hereby agree that, commencing as of the Amendment Effective Date and continuing through the term of the Amendment, all of the DEVELOPMENT COMMITTEE's rights, responsibilities and control, as established in Article 2 of the Agreement, are suspended and shall not be exercised or enforced.

     2.2 ASSUMPTION OF CONTROL OF DEVELOPMENT BY ARADIGM. Commencing on the Amendment Effective Date and continuing thereafter through the term of the Amendment, Aradigm will assume and have sole and exclusive control of all decisions and actions regarding DEVELOPMENT activities under the Agreement, and shall have the sole and exclusive right to conduct or have conducted DEVELOPMENT activities. Aradigm shall use reasonable efforts to conduct the Protocol for Aradigm's Phase 2B activities attached hereto as Schedule A (the "Protocol"). Except as otherwise provided in Section 3 or Section 7 of this Amendment, SB shall have no rights or responsibilities regarding conducting DEVELOPMENT during the term of the Amendment.

     2.3 ARADIGM UPDATES. On a monthly basis during the term of the Amendment, or more frequently in the event of significant occurrences related to DEVELOPMENT, Aradigm shall provide to SB written reports of Aradigm's DEVELOPMENT activities, including but not limited to the status of (i) DEVELOPMENT COSTS incurred by Aradigm, (ii) Aradigm's DEVELOPMENT work in progress and (iii) Aradigm's conduct of the Phase 2B clinical trial. The Parties shall make reasonable efforts to agree on the reporting periods and the contents of such Aradigm updates.

     2.4 REGULATORY FILINGS AND APPROVAL. Commencing on the Amendment Effective Date and continuing thereafter through the term of the Amendment, Aradigm will assume and have sole and exclusive control of all decisions and actions regarding any and all APPROVAL APPLICATIONS, any other regulatory filings or communications with any governmental regulatory agency relating to any PRODUCT, and all matters relating to seeking or obtaining Regulatory Approval worldwide.

     2.5  SUSPENSION OF RIGHTS AND OBLIGATIONS.

          (a) During the term of the Amendment, any and all provisions of the Agreement that give SB any obligations to conduct DEVELOPMENT, or any rights with respect to the conduct of DEVELOPMENT, are suspended and shall not be exercised or enforced. Similarly, during the term of the Amendment, any terms or provisions of the Agreement that impose any obligations on Aradigm with respect to the conduct of DEVELOPMENT, or rights of Aradigm to require SB to perform any actions with respect to DEVELOPMENT, shall be suspended and shall not be exercised or enforced. In particular, but without limiting the generality of the foregoing, Sections 5.8(b), 10.1 and 10.4 and the last two sentences of Section
3.3 of the Agreement are suspended and of no force or effect during the term of the Amendment. Notwithstanding the above, the parties agree that during the term of the Amendment Aradigm shall use its reasonable efforts and diligence to conduct the Phase 2B clinical trial pursuant to the Protocol set forth in Schedule A, attached hereto.

          (b) During the term of this Amendment, Aradigm may submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating

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to any PRODUCT, without first obtaining the prior written consent of SB, so long as such submission does not include SB CONFIDENTIAL INFORMATION. Prior to submitting a manuscript to a publisher, a copy of the manuscript will be provided to SB by Aradigm for review and comment. At SB's request, and in accordance with SB's direction, Aradigm shall remove any SB CONFIDENTIAL INFORMATION from such publication or delay publication for up to sixty (60) days to allow SB to seek intellectual property protection for any such disclosed SB CONFIDENTIAL INFORMATION. The Parties hereby agree that during the term of this Amendment, Aradigm may freely pursue licensing opportunities with THIRD PARTIES for the development and/or commercialization of any PRODUCT for any and all purposes, including entering into negotiations regarding such opportunity; provided that Aradigm may not enter into a contract with a THIRD PARTY that would prevent Aradigm from performing its obligations under this Amendment or granting to SB the rights granted hereunder or that in any way diminishes SB's rights under this Amendment (to the extent such rights are still in force at such time).

          (c) For further clarification, during the term of the Amendment, any and all provisions of the Agreement that grant SB any license rights under any Aradigm technology or intellectual property to conduct DEVELOPMENT are suspended and shall not be exercised, except to the extent necessary to enable SB to carry out its obligations under this Amendment as set forth in Section 3.1 hereof, and except as otherwise provided in Article 7 of this Amendment. In addition, the Parties hereby agree that Section 2.10 of the Agreement is terminated and of no further effect.

3.   SB OBLIGATIONS DURING THE TRANSITION PERIOD.

     3.1 CONDUCT OF DEVELOPMENT AND TRANSFER OF INFORMATION. Promptly following the Mutual Execution Date, SB shall complete the transfer to Aradigm of a copy of all material documentation and INFORMATION generated under the Agreement, but only to the extent requested by Aradigm and only to the extent that such documentation and INFORMATION has not been provided to Aradigm by SB prior to the Mutual Execution Date, including without limitation, the market plan, current drafts of all contemplated clinical studies, market research studies, trademark research, publications or drafts of contemplated publications, the IND, consultant reports, advisory panel reports, Adverse Event reporting materials, all APPROVAL APPLICATIONS and any other regulatory applications and related documentation related to any PRODUCT, that are in SB's possession or under its control. Aradigm shall complete all its requests for such documentation and INFORMATION no later than thirty (30) days after the Mutual Execution Date and, subject to the first sentence of this Section 3.1, SB shall use its reasonable endeavors to complete the transfer of any requested documentation or INFORMATION to Aradigm within thirty (30) days after the receipt of any such request by Aradigm. Aradigm's rights with respect to such documentation and INFORMATION are set forth in Section 5.1 of this Amendment. The "Transition Period" shall mean that period of time beginning upon the Amendment Effective Date and ending upon the date that SB completes the transfer of any requested documentation or INFORMATION to Aradigm pursuant to this
Section 3.1. SB shall have no activities and/or responsibilities during the Transition Period in relation to the conduct of DEVELOPMENT, and SB's activities and responsibilities during the Transition Period related to the transfer of documentation and INFORMATION to Aradigm shall be strictly limited to those set forth in this Section 3.1.


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     3.2  PAYMENT OBLIGATIONS OF SB DURING THE TRANSITION PERIOD. No later than
December 15, 2000, SB shall pay Aradigm [...***...] which represents the total amount of the two (2) outstanding invoices under the Agreement received by SB from Aradigm prior to or on the Mutual Execution Date. Aradigm expressly acknowledges and accepts that, once Aradigm has received the payment outlined in the first sentence of this Section 3.2, SB will have fulfilled all of its financial obligations under the Agreement up to the Amendment Effective Date including, without limitation, any obligations to make any milestone payments and all obligations to fund DEVELOPMENT carried out by Aradigm under the Agreement up to the Amendment Effective Date. Aradigm further expressly acknowledges and accepts that SB has no financial obligations to Aradigm as of or after the Amendment Effective Date including, without limitation, any obligations to make any milestone payments or to fund any DEVELOPMENT carried out by Aradigm as of or after the Amendment Effective Date except in the event that SB makes the election outlined in Section 7.1 in which case SB's DEVELOPMENT funding obligations shall be as set forth in Sections 7.2 and 7.3. Except for the aforementioned payments noted in this section 3.2 of this Amendment, SB shall have no further payment obligations to Aradigm during the Transition Period.

4.   TERMINATION OF SB OBLIGATIONS UNDER THE AGREEMENT.

     4.1 SUSPENSION OF SB DEVELOPMENT AND FUNDING OBLIGATIONS. As of the Amendment Effective Date, and continuing thereafter during the term of the Amendment, any and all of SB's obligations to perform or fund DEVELOPMENT under the Agreement shall be suspended and of no force, and SB shall have no continuing obligation to fund or support any DEVELOPMENT COSTS, make any milestone payments or fund any clinical supply of PRODUCT or make any other financial payments to Aradigm under the Agreement, except as otherwise provided in Section 7.3(b) of this Amendment.

     4.2 ELECTIVE TERMINATION OF RESTRICTIVE COVENANT. During the term of this Amendment, SB may not elect to terminate its exclusivity obligations under
Section 5.8(a) of the Agreement.

5.   INTELLECTUAL PROPERTY.

     5.1 TECHNOLOGY LICENSE GRANT TO ARADIGM. SB hereby grants to Aradigm and its Affiliates the worldwide, non-exclusive, fully paid right and license, with the right to sublicense through multiple tiers of distribution, under the SB PATENTS in existence as of the Amendment Effective Date and any SB rights in such SB INFORMATION in existence as of the Amendment Effective Date, to develop, make, have made, import, use, offer for sale, and sell the PRODUCTS in the FIELD in the TERRITORY.

     5.2 PATENT AND RELATED MATTERS. In Section 9.2 of the Agreement, the second, eighth, tenth and eleventh sentences of such Section are suspended and of no force or effect during the term of the Amendment.

          (a) Sections 9.3 through 9.8 and 9.10 through 9.16 are suspended and of no force or effect during the term of the Amendment. In Section 9.09, the last sentence is deleted and replaced by the following:

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          "Any damages or other monetary awards recovered in an action against an infringer of a JOINT PATENT shall be allocated to the Parties in the following manner: first, to the reimbursement of Aradigm and SB for their respective out-of-pocket expenses (including reasonable attorneys' fees and costs) incurred in prosecuting such infringement action (if the recovery is less than the sum of both Party's costs, then on a pro rata basis based upon their respective out-of-pocket expenses); and second, [...***...] of the remaining balance from such recovery after reimbursement for each Party's out-of-pocket expenses shall be allocated to the Party bringing suit, and the remaining [...***...] of such balance shall be allocated to the other Party".

6.   TERMINATION RIGHTS.

     6.1 TERMINATION BY EITHER PARTY. In addition to any other rights of termination either party may have under the Agreement, commencing on the Mutual Execution Date and continuing thereafter, either party may terminate the Agreement and this Amendment in their entirety by written notice to the other party, which termination shall be effective either (i) [...***...] after delivery of such written notice to the receiving party if such termination notice is delivered on or prior to the date that SB receives the Phase 2B Trial Results (as defined below) (the "Data Delivery Date"), or (ii) [...***...] following the Delivery Date if such written termination notice is delivered to the receiving party after the Delivery Date but before the end of [...***...] following the Delivery Date, or (iii) [...***...] upon delivery of such written notice to the receiving party if such notice is provided at any time following [...***...] after the Data Delivery Date, and provided only that, in the event that Aradigm is the party delivering such termination notice, SB has not given Aradigm written notice, pursuant to Section 7.1 of this Amendment, of its election under the terms of Article 7 hereof prior to the effectiveness of Aradigm's termination hereunder. As used herein, the term "Phase 2B Trial Results" means completion of all patients required by cross-over study portion the Phase 2B trial specifically set forth in Schedule A to the Amendment according to and in compliance with the Protocol, and the compilation of data in a format that is an accurate and complete summary of the primary and secondary endpoints in the case report forms and source documents generated by such trial. In the event that either party exercises its right to terminate the Agreement under this Section, all of SB's rights and obligations under the Agreement and the Amendment shall terminate upon the effective date of any such termination notice except as otherwise provided in Section 14.6 of the Agreement to the extent that Section 14.6 has not been amended by this Amendment, and except as otherwise provided in Section 9.2 of the Amendment.

     6.2 EXIT FEE. In the event that Aradigm terminates the Agreement pursuant to Section 6.1 of this Amendment, and Aradigm continues or intends to continue any DEVELOPMENT (as defined in Section 1 of this Amendment) activities, either alone or in collaboration with a THIRD PARTY, then Aradigm shall pay SB a fee (the "Exit Fee") equal to [...***...] no later than thirty (30) days following the date that Aradigm delivers such termination notice to SB pursuant to Section
6.1 of the Amendment. In addition, if, at any time after such termination by Aradigm, in the event that Aradigm has not paid SB the Exit Fee, but Aradigm reinitiates any DEVELOPMENT (as defined in Section 1 of this Amendment) activities, Aradigm shall pay SB the Exit Fee no later than thirty (30) days following the date of such reinitiation. Moreover, if, at any time after such termination by Aradigm, in the event that Aradigm has not paid SB the Exit Fee, but Aradigm transfers its DEVELOPMENT technology to a THIRD PARTY

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who in turn initiates or continues DEVELOPMENT activities, Aradigm shall pay SB the Exit Fee no later than thirty (30) days following the date that Aradigm initiates the delivery of its DEVELOPMENT technology to such THIRD PARTY. Moreover, if, at any time after such termination by Aradigm, in the event that Aradigm has not paid SB the Exit Fee, but the Amendment expires in accordance with Section 8.1, Aradigm shall pay SB the Exit Fee in accordance with the provisions of Section 8.1 .For clarity, in the event that Aradigm terminates the Agreement and the Amendment under Section 6.1 and neither Aradigm nor a THIRD PARTY ever initiates or continues DEVELOPMENT activities pursuant to this
Section 6.2, then Aradigm shall not owe SB an Exit Fee.

7.   SB Restoration Rights.

     7.1 RESTORATION ELECTION. At any time prior to either (i) the termination of the Amendment and Agreement by Aradigm pursuant to Section 6.1 of this Amendment, or (ii) the expiration of the term of this Amendment pursuant to
Section 8.1 of this Amendment, SB may elect, by written notice to Aradigm, to effect the modifications and changes to this Amendment set forth in Section 7.2, with the result of SB regaining its rights to participate in DEVELOPMENT (as defined in the Agreement) and commercialization of PRODUCT under the Agreement (as set forth in the Agreement prior to the Amendment Effective Date), and subject to the terms and conditions in Section 7.2 and 7.3. Such election shall be subject to and contingent upon the payment of a fee (the "Restoration Payment") to Aradigm as provided in Section 7.3.

     7.2 EFFECT OF EXERCISE OF RESTORATION RIGHTS. In the event that SB elects under Section 7.1 to restore its rights to participate in DEVELOPMENT and commercialization of PRODUCT and complies with the terms and conditions therefore, the following shall occur:

          (a) Aradigm's right to terminate the Agreement and the Amendment as provided in Section 6.1 above will immediately terminate;

          (b) The Parties will promptly thereafter meet and negotiate, in good faith, a transition plan, regarding transition to SB of remaining DEVELOPMENT (including regulatory) responsibilities contemplated under the Agreement (as effective prior to the Amendment), and a DEVELOPMENT Plan and Budget for all continuing and future DEVELOPMENT activities through Regulatory Approval, including a plan for the work to be conducted by Aradigm in such DEVELOPMENT efforts, and the parties shall memorialize such transition plan and DEVELOPMENT Plan in writing;

          (c) SB will be responsible for payment of all costs incurred by Aradigm in conducting its efforts under the agreed DEVELOPMENT Plan and Budget established as provided in subsection (b) above provided that such costs are directly related to the mutually agreed upon activities under such DEVELOPMENT Plan and are within the agreed upon budget therefor; and

          (d) the Amendment will terminate, subject to survival for appropriate periods of certain applicable provisions referenced in Section 9.2 here below.

     7.3 RESTORATION PAYMENT. For SB's rights under this Article 7 to be effected, SB must agree to the following:

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          (a)  If SB elects to restore its DEVELOPMENT and commercialization rights under the Agreement after Aradigm has given SB notice of intent to terminate the Agreement under Section 6.1 of this Amendment, and in such notice, Aradigm provides SB notice that it plans to enter into a development and commercialization collaboration with a THIRD PARTY regarding PRODUCT, then the Restoration Payment shall comprise (i) payment of an amount [...***...], the terms and conditions of such payment by SB to Aradigm to be mutually agreed upon in good faith, and (ii) a written, binding commitment in the form of an amendment to the Agreement, to pay to Aradigm [...***...]; or

          (b) If SB elects to restore its DEVELOPMENT and commercialization rights under the Agreement in any circumstance other than that described in
Section 7.3(a) herein, SB shall pay a Restoration Payment equal to: (i) Aradigm's actual fully-burdened costs of conducting DEVELOPMENT at a per FTE rate of [...***...] per year that have been incurred by Aradigm after the Amendment Effective Date through the date of SB's notice (and not otherwise paid by SB) plus (ii) an amount equal to [...***...] of such costs, plus (iii) interest on the amount calculated under Section 7.3(b)(i) calculated at a rate of [...***...] (annual) applied since the date such costs were incurred by Aradigm through the date of such payment, and (iv) the [...***...]. The term "FTE" as used in this Section means the full time equivalent, in man-years, of each Aradigm personnel, whether full time or not, directly devoted to carrying out the DEVELOPMENT, but only for that time for which such personnel is directly devoted to carrying out such DEVELOPMENT, provided that all such FTE's must be professional level personnel actually carrying out DEVELOPMENT and shall not be personnel engaged in administrative/supervisory support of such FTE's. The term "FTE rate" as used in this Section means the annualized direct and indirect costs associated with each Aradigm FTE, including, but not limited to, salaries, overheads, and administrative/supervisory support.

8.   AMENDMENT TERM AND TERMINATION

     8.1 AMENDMENT TERM. This Amendment shall be retroactively effective as of the Amendment Effective Date and shall continue until the earlier of the (a) termination of the Amendment as provided in Section 6.1 or 8.2(b), or (b) expiration of the Amendment which shall occur automatically on the date of the first filing by Aradigm (or its Affiliate) of an NDA (or its equivalent application outside of the USA) covering the AERx SYSTEM. Aradigm shall pay SB the Exit Fee (as defined in Section 6.2 of this Amendment) no later than thirty
(30) days after the date of the first filing by Aradigm (or its Affiliate) of an NDA covering the AERx SYSTEM. Upon expiration of this Amendment hereunder, the Agreement shall automatically terminate.

     8.2  AMENDMENT TERMINATION.

          (a) Subject to Section 6.1 and 8.1 above, this Amendment shall terminate, and all provisions herein shall be ineffective, except for the survival provisions of Section 9.2 below, upon the election by SB, with written notice to Aradigm, to regain its rights to participate in the DEVELOPMENT pursuant to Section 7 of this Amendment.

          (b) This Amendment shall terminate automatically and immediately in the event that SB terminates the Agreement under the terms of Section 14.3 of the Agreement, as amended by this Amendment.

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9.   MISCELLANEOUS.

     9.1 FULL FORCE AND EFFECT. This Amendment amends the terms of the Agreement and is deemed incorporated into, and unless expressly provided for otherwise herein, is governed by all other terms of the Agreement. The provisions of the Agreement, as amended by this Amendment, remain in full force and effect so long as the Amendment is effective. However, upon early termination of this Amendment as a result of SB's election under Section 8.1 of the Amendment, the terms of this Amendment shall be ineffective, except as otherwise provided in Section 9.2 below, and the original terms of the Agreement shall be restored to their full force and effect.

     9.2 SURVIVAL. The following provisions of this Amendment shall survive the termination or expiration of the Amendment: Sections 5.1, 5.2, 8.1, 9.2 and 9.4.

     9.3 COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.4  INDEMNIFICATION.

          (a) FULL FORCE AND EFFECT OF AGREEMENT INDEMNIFICATIONS. The Parties agree that the Indemnification provisions of Section 12 of the Agreement, including the procedures related thereto, shall remain in full force and effect during the term of this Amendment and shall not be construed to conflict with or be contrary to Sections 3.1, 3.2, 4.1 or the following provision 9.4(b) of this Amendment, provided that it is understood that the indemnifications made by the Parties under the provisions of Section 12 of the Agreement shall be applicable only for (a) death or injury to any person or damage to any property to the extent caused by the defective or negligent manufacture of a PRODUCT prior to the Amendment Effective Date; (b) harm or damage attributable to or caused by the acts or omissions committed prior to the Amendment Effective Date of either Party or its AFFILIATES or their respective officers, directors, representatives, agents or employees.

          (b) AMENDMENT TERM INDEMNIFICATION BY ARADIGM. Aradigm agrees to indemnify, defend and hold harmless SB, its AFFILIATES, and their respective officers, directors, shareholders, representatives, agents and employees (the "SB Indemnitees") from and against any and all losses, liabilities, damages, costs, fees and expenses, including reasonable legal costs and attorneys' fees ("Losses") resulting from a THIRD PARTY claim, suit or action against an SB Indemnitee arising on or after the Amendment Effective Date based upon (a) death or injury to any person or damage to any property to the extent caused by the defective or negligent manufacture of a PRODUCT on or after the Amendment Effective Date; (b) harm or damage attributable to or caused by the acts or omissions committed on or after the Amendment Effective Date by Aradigm or its AFFILIATES or their respective officers, directors, representatives, agents or employees.

          (b) INDEMNITY PROCEDURE. In the event that SB (the "Indemnified Party") is seeking indemnification under Section 9.4(b), the indemnity procedure outlined in Section 12.3 of the Agreement shall be applicable.

          (c) LIABILITY INSURANCE. Immediately upon the launch of AERx SYSTEM in the TERRITORY by Aradigm, its AFFILIATES or its sublicensees, and for a period of five (5)

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years after the expiration or earlier termination of such marketing, Aradigm shall obtain and/or maintain, respectively, at its sole cost and expense, from insurance companies reasonably satisfactory to SB, product liability insurance and contractual liability coverage, in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of each party. Such product liability insurance shall insure against personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of AERx SYSTEM in the TERRITORY. Aradigm shall provide written proof of the existence of such insurance to SB upon request. Notwithstanding the foregoing, during the period specified above Aradigm shall maintain product liability insurance with a minimum of ten million U.S. dollars (U.S. $10,000,000) per occurrence (or claim) and annual aggregate limit of liability.


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     IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their authorized officers as of the date and year first above written.

                                  SMITHKLINE BEECHAM, PLC

                                  By: /s/ Elizabeth Posner
                                      --------------------
                                  Name: Elizabeth Posner
                                  Title: Attorney-in-Fact


                                  ARADIGM CORPORATION

                                  By: /s/ Richard P. Thompson
                                      -----------------------
                                  Name: Richard P. Thompson
                                  Title: President and CEO



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                                   SCHEDULE A

                                    PROTOCOL

                                 [ARADIGM LOGO]


                         AERX(R) PAIN MANAGEMENT SYSTEM
                                   [...***...]


                                   Amendment 1

                                   [...***...]


                                   Amendment 2

                                   [...***...]

                                   Amendment 3

                                   [...***...]





[...***...]

Study Sponsor: Aradigm Corporation
               3929 Point Eden Way
               Hayward, CA  94545


                           PROPRIETARY & CONFIDENTIAL

THIS DOCUMENT CONTAINS INFORMATION PROPRIETARY TO ARADIGM CORPORATION. TRANSMITTAL, RECEIPT, OR POSSESSION OF THIS DOCUMENT DOES NOT EXPRESS, LICENSE, OR IMPLY ANY RIGHTS OF USE, DESIGN, OR MANUFACTURE FROM THIS INFORMATION. NO REPRODUCTION, PUBLICATION, OR DISCLOSURE OF THIS INFORMATION, IN WHOLE OR IN PART, SHALL BE MADE WITHOUT PRIOR WRITTEN AUTHORIZATION FROM AN OFFICER OF ARADIGM CORPORATION.

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I.   SYNOPSIS

     A.   COMPOUND/PROTOCOL NO.
[...***...]

     B.   PROTOCOL TITLE
[...***...]

     C.   RATIONALE
[...***...]

     D.   PRIMARY OBJECTIVE
[...***...]


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     E.   SECONDARY OBJECTIVES
[...***...]

     F.   STUDY POPULATION
[...***...]

     G.   STUDY DESIGN
[...***...]

     H.   SAFETY PARAMETERS
[...***...]

     I.   MANAGEMENT AND MONITORING OF THE STUDY
[...***...]


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